U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
             (Exact name of registrant as specified in its charter)

                       Commission File No. _______________


              Texas                                 73-1537206
              -----                                 ----------
  (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)              Identification Number)


                    133 East Tyler Street, Longview, TX 75601
                             Telephone 920-905-5630
          (Address and telephone number of Principal Executive Offices)

          SUMMIT ENVIRONMENTAL CORPORATION, INC. 1998 STOCK OPTION PLAN
                            (Full Title of the Plan)

Name and address of agent for service:        Copy to:
-------------------------------------         -------
B. Keith Parker                               Thomas J. Kenan, Esq.
Summit Environmental Corporation, Inc.        Fuller, Tubb, Pomeroy & Stokes
133 East Tyler Street                         201 Robert S. Kerr Ave., Ste. 1000
Longview, TX 75601                            Oklahoma City, OK 73102
Telephone 800-522-7841                        Telephone 405-235-2575
Fax 903-758-1903                              Fax 405-232-8384


                                         CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS                                PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
  OF SECURITIES TO BE         AMOUNT TO BE            OFFERING PRICE         AGGREGATE OFFERING       REGISTRATION
       REGISTERED              REGISTERED               PER SHARE                   PRICE                  FEE
----------------------------------------------------------------------------------------------------------------------
      Common Stock           500,000 shares              $0.59(1)                 $295,000(1)            $38 (2)
----------------------------------------------------------------------------------------------------------------------

(1) This registration statement covers an aggregate of 500,000 shares of common stock that are reserved for issuance pursuant to the Registrant's 1998 Stock Option Plan and may be issued at varying option prices.

(2) Calculated based upon the $0.59 average of the bid and ask price per share of common stock on May 6, 2004 as reported on the OTC Bulletin Board.


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

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

      Note: The documents containing the information specified in this Part I will be sent or given to employees or consultants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act. This Registration Statement on Form S-8 (the "Registration Statement") of Summit Environmental Corporation, Inc., a Texas corporation (the "Registrant"), covers 500,000 shares of the Registrant's common stock, par value $0.001 per share ("Common Stock").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The documents listed in (a) through (c) below and filed by the Registrant with the Commission are incorporated herein by reference; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

(a) The Registrant's Annual Report on Form 10-KSB for fiscal year ended December 31, 2003;

(b)   Not applicable.

(c)   Not applicable.

ITEM 4:  DESCRIPTION OF SECURITIES.

      VOTING RIGHTS. Holders of Common Stock have one vote a share on all matters submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights. This means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

      DIVIDEND RIGHTS. Stockholders receive dividends when and if declared by the board of directors out of funds of the corporation legally available therefor.

      LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up, stockholders receive pro rata all of the assets of the corporation available for distribution to stockholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of preferred stock.

      PREEMPTIVE RIGHTS. Stockholders do not have preemptive rights to subscribe for or purchase any stock, obligations or other securities of the corporation.

      DISSENTERS' RIGHTS. A stockholder has "dissenters' rights" which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the corporation's certificate of incorporation.


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

      There are no provisions in the charter or by-laws that would delay, defer or prevent a change of control of the Registrant.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company is incorporated in Texas. Under Texas law governing Texas business corporations, a Texas corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

      With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

      In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

      To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

      Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, a Texas corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.


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



ITEM 8.  EXHIBITS.

         The following exhibits are furnished:

   EXHIBIT
     NO.      DESCRIPTION

      4       Summit Environmental Corporation, Inc. 1998 Stock Option Plan *

      5       Opinion and consent of counsel Thomas J. Kenan

      15      Not applicable

      23 Consent of independent auditors Lane Gorman Trubitt, L.L.P. Certified Public Accountants

      *Previously filed as Exhibit 10.1 with Form SB-2; Commission File No. 333-48675 incorporated herein.

ITEM 9.  UNDERTAKINGS.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To submit our 1998 Stock Option Plan and any amendment thereto to the Internal Revenue Service in a timely manner and to make all changes required by the I.R.S. in order to qualify the plan.

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Summit Environmental Corporation, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Summit Environmental Corporation, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Longview, State of Texas, on April 26, 2004.

                                     SUMMIT ENVIRONMENTAL CORPORATION, INC.


                                           By /s/ B. Keith Parker
                                              ----------------------------------
                                              B. Keith Parker, Chief
                                              Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  April 26, 2004                         /s/ B. Keith Parker
                                              ----------------------------------
                                              B. Keith Parker, Chief Executive
                                              Officer and Director


Date:  April 26, 2004                         /s/ Chris Dellinges
                                              ----------------------------------
                                              Chris Dellinges, Chief
                                              Financial Officer and Director


Date:  April 26, 2004                         /s/ Thomas J. Kenan
                                              ----------------------------------
                                              Thomas J. Kenan, Director


Date:  April 26, 2004                         /s/ Jim Roach
                                              ----------------------------------
                                              Jim Roach, Director


Date:  April 26, 2004                         /s/ Dennis Stripling
                                              ----------------------------------
                                              Dennis Stripling, Director


Date:  April 26, 2004                         /s/ Mohsen Amiran
                                              ----------------------------------
                                              Mohsen Amiran, Director


Date:  April 26, 2004                         /s/ Dean Haws
                                              ----------------------------------
                                              Dean Haws, Director


Date:  April 26, 2004                         /s/ Paula Parker
                                              ----------------------------------
                                              Paula Parker, Director


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


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       COMMISSION FILE NO. _______________

                                  EXHIBIT INDEX

         The following exhibits are furnished:

EXHIBIT NO.          DESCRIPTION

    4                Summit Environmental Corporation, Inc. 1998 Stock
                     Option Plan *

    5                Opinion and consent of counsel Thomas J. Kenan

   15                Not applicable

   23                Consent of independent auditors Lane Gorman Trubitt, L.L.P.
                     Certified Public Accountants


*Previously filed as Exhibit 10.1 with Form SB-2; Commission File No. 333-48675 incorporated herein.


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